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Exhibit (d)(iii)

FORM OF SUBSCRIPTION AGREEMENT

        THIS SUBSCRIPTION AGREEMENT (this "Subscription Agreement"), dated September 22, 2004, by and among The Lawrence Weissberg Revocable Living Trust (the "Trust"), the Lawrence Weissberg Foundation (the "Foundation"), Frederick Weissberg, William Weissberg, Marvin Weissberg, the Glen Britton Evans Jr. & Nancy L. Evans Living Trust, Samantha Lynn Evans, Glen B. Evans III, Joseph L. Evans and Christopher M. Evans. The Trust, the Foundation, Frederick Weissberg, William Weissberg, Marvin Weissberg, the Glen Britton Evans Jr. & Nancy L. Evans Living Trust, Samantha Lynn Evans, Glen B. Evans III, Joseph L. Evans and Christopher M. Evans are referred to herein collectively as the "Stockholders" and individually as a "Stockholder."

RECITALS:

        WHEREAS, pursuant to this Subscription Agreement and other appropriate documentation, the Stockholders hereby organize and capitalize Dover Acquisition Corp., a Delaware corporation (the "Purchaser").

        WHEREAS, the Purchaser will commence a cash tender offer (the "Offer") to purchase all of the issued and outstanding shares of Class A common stock, par value $.01 per share (the "Class A Stock"), of Dover Investments Corporation, a Delaware corporation ("Dover"), and Class B common stock, par value $.01 per share (the "Class B Stock"), of Dover (the Class A Stock and the Class B Stock collectively, the "Dover Common Stock"), at a price of $30.50 per share net to the Seller in cash, and if the conditions of the Offer are satisfied, the Purchaser will be merged with and into Dover (the "Merger") pursuant to a certificate of ownership and merger;

        WHEREAS, the Stockholders have organized and capitalized the Purchaser in order to effect the Offer and the Merger through the Purchaser;

        WHEREAS, the Purchaser will make the Offer pursuant to an offer to purchase to be delivered to each beneficial owner of Dover Common Stock (the "Offer to Purchase" and, together with other documents delivered to the beneficial owners of Dover Common Stock in connection with the Offer, the "Offer Documents");

        WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of shares of Dover Common Stock (the "Shares") set forth opposite such Stockholders' name on Schedule I hereto;

        WHEREAS, each Stockholder hereby subscribes for shares of Class A common stock, par value $.01 per share (the "Purchaser Class A Stock"), of the Purchaser and Class B common stock. par value $.01 per share (the "Purchaser Class B Stock"), of the Purchaser upon the terms set forth herein (the Purchaser Class A Stock and the Purchaser Class B Stock, collectively, the "Purchaser Common Stock");

        WHEREAS, the proposed certificate of incorporation of Purchaser is attached hereto as Exhibit A; and

        WHEREAS, the proposed bylaws of Purchaser is attached hereto as Exhibit B;

        NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.    Stock Subscription.    Each undersigned Stockholder hereby subscribes for and hereby purchases the shares of Purchaser Common Stock set forth opposite the name of such Stockholder on Schedule II hereto.

        2.    Contribution.    Concurrently with the subscription of each Stockholder as set forth above and as full consideration for such Stockholder's purchase of Purchaser Common Stock, each Stockholder shall deliver to the Purchaser certificates duly endorsed in blank or with stock powers attached representing the number of shares of Dover Common Stock set forth opposite the name of such Stockholder on Schedule I hereto. In the event that a Stockholder holds any Shares of Dover Common Stock through a broker or other form of non-certificated ownership, such Stockholder shall use best efforts to have any such Shares certificated and shall promptly deliver such certificate(s) to the Purchaser (in any event, no later than immediately prior to consummation of the Offer). Notwithstanding the foregoing, each Stockholder hereby acknowledges and agrees that as a result of this Subscription Agreement from and after the date hereof the Purchaser shall have the sole voting power and the sole power of disposition as well as every other right associated with or relating to the shares of Dover Common Stock contributed to the Purchaser by such Stockholder pursuant to this Agreement.

        3.    Consent.    Each Stockholder hereby agrees to permit the Trust and Purchaser to publish and disclose in the Offer Documents (including all documents and schedules filed with the U.S. Securities and Exchange Commission) its identity and intent with respect to the foregoing and the nature of its commitments under this Subscription Agreement.

        4.    Consent to Merger.    Each Stockholder, in its capacity as a stockholder of the Purchaser, in accordance with Section 228 of the Delaware General Corporation Law and the bylaws of Purchaser, hereby consents to the Merger as of the date first written above.

        5.    Representations and Warranties of each Stockholder.    Each Stockholder, severally and not jointly, hereby represents and warrants to the Trust and the Purchaser as follows:

          (a)    Power, etc.    Such Stockholder has all necessary power and authority to execute and deliver this Subscription Agreement and to consummate the transactions contemplated hereby. This Subscription Agreement has been duly and validly executed and delivered by such Stockholder and, assuming its due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

          (b)    Ownership of Dover Common Stock.    Such Stockholder is the record and beneficial owner of the Shares of Dover Common Stock set forth opposite the name of such Stockholder on Schedule I hereto. The Shares of Dover Common Stock set forth opposite the name of such Stockholder on Schedule I constitute all of the shares of capital stock of Dover owned of record or beneficially by such Stockholder as of the date hereof. All of such Shares of Dover Common Stock are issued and are outstanding and except as set forth on Schedule I hereto, such Stockholder does not own, of record or beneficially, any warrants, options or other rights to acquire any shares of capital stock of Dover. Such Stockholder has sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Subscription Agreement, in each case with respect to all of such Shares of Dover Common Stock, with no limitations, qualifications or restrictions on such rights, subject only to applicable laws, Dover's Restated Certificate of Incorporation and the terms of this Subscription Agreement.

          (c)    No Conflicts.    (i) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Subscription Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Subscription Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

          (d)    No Finder's Fees.    No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

          (e)    No Encumbrances.    The Shares of Dover Common Stock set forth opposite the name of such Stockholder on Schedule I hereto and the certificates representing such Shares of Dover Common Stock are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

          (f)    Securities Laws.    Such Stockholder represents that it will acquire the shares of Purchaser Common Stock set forth opposite the name of such Stockholder on Schedule II hereto for its account for the purpose of investment and not with a view to the distribution or resale thereof. Such Stockholder further represents that it has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of purchasing such shares. Such Stockholder understands that such shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or under any state securities law or blue sky law of any jurisdiction ("Blue Sky Law") and, therefore, none of such shares can be sold, assigned, transferred, pledged or otherwise disposed of without registration under the Act and under applicable Blue Sky Law unless an exemption from registration thereunder is available. Such Stockholder shall not sell, assign, transfer, pledge or otherwise dispose of any such shares (or any interest therein) without registration under the Act and under applicable Blue Sky Law, unless an exemption from registration thereunder is available. The undersigned understands that the stock certificate evidencing such shares will bear a legend to the effect of the foregoing.

        6.    Additional Covenants of each Stockholder.    Each Stockholder covenants and agrees as follows:

          (a)    Waiver of Appraisal Rights.    Such Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

          (b)    Cooperation.    Such Stockholder, in its capacity as a stockholder of the Purchaser, shall cooperate fully with the Trust, the Purchaser and Dover in connection with their respective efforts to fulfill the conditions to the Offer and the Merger set forth in the Offer to Purchase and any other Offer Document.

        7.    Certificate of Incorporation and Bylaws of Purchaser.    Each of the Stockholders agrees that, at the time of the subscription described in Section 1 hereof, the effective certificate of incorporation and bylaws of Purchaser shall be in form and substance identical to the certificate and bylaws attached hereto as Exhibit A and Exhibit B, respectively.

        8.    Fiduciary Duties.    Notwithstanding anything in this Subscription Agreement to the contrary, the covenants and agreements set forth herein shall not prevent any Stockholder serving on Dover's Board of Directors or from taking any action while acting in the capacity of a director of Dover.

        9.    Miscellaneous.

          (a)    Further Assurances.    From time to time, at the Purchaser's request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Subscription Agreement.

          (b)    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed, certified or registered mail with postage prepaid, sent by overnight courier or telecopied to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (i)
    if to the Trust or the Purchaser, to:
    The Lawrence Weissberg Revocable Living Trust
    c/o Dover Investments Corporation
    100 Spear Street, Suite 520
    San Francisco, CA 94105
    Attention: Frederick Weissberg
    Facsimile No.: (415) 777-0960

    with a copy to:

      Orrick, Herrington & Sutcliffe LLP.
      The Orrick Building
      405 Howard Street
      San Francisco, CA 94105
      Attention: Richard V. Smith
      Facsimile No.: (415) 773-5759

    (ii)
    if to the Foundation, Frederick Weissberg, William Weissberg and/or Marvin Weissberg, to:

      Frederick Weissberg
      c/o The Lawrence Weissberg Revocable Living Trust
      100 Spear Street, Suite 520
      San Francisco, CA 94105
      Attention: Frederick Weissberg
      Facsimile No.: (415) 777-0960

    (iii)
    if to the Glen Britton Evans Jr. & Nancy L. Evans Living Trust, Samantha Lynn Evans, Glen B. Evans III, Joseph L. Evans and/or Christopher M. Evans, to:

      c/o Britt Evans
      2406 Merced Street
      San Leandro, CA 94577
      Facsimile No.: (510) 351-9030

          (c)    Interpretation.    When a reference is made in this Subscription Agreement to a Section, such reference shall be to a Section of this Subscription Agreement unless otherwise indicated. The table of contents and headings contained in this Subscription Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Subscription Agreement. Whenever the words "include," "includes" or "including" are used in this Subscription Agreement, they shall be deemed to be followed by the words "without limitation."

          (d)    Counterparts.    This Subscription Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          (e)    Entire Agreement; No Third-Party Beneficiaries.    This Subscription Agreement, including the documents and instruments referred to herein, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

          (f)    Governing Law.    This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

          (g)    Assignment.    Neither this Subscription Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Trust and Purchaser may assign, in their sole discretion, any of or all their rights, interests and obligations under this Subscription Agreement to any direct or indirect wholly owned subsidiary of the Trust or the Purchaser. Subject to the preceding sentence, this Subscription Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          (h)    Severability.    If any term or other provision of this Subscription Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Subscription Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Subscription Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

          (i)    Enforcement of this Subscription Agreement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

        10.    Intended Tax Consequences.    It is the intention of the parties to this Subscription Agreement that, for federal income tax consequences, (1) the subscription of each Stockholder for shares of Purchaser Common Stock, (2) the contribution by the Stockholders to the Purchaser of all of his, hers or its issued and outstanding shares of Dover Common Stock and (3) the conversion of shares of Purchaser Common Stock into Dover Common Stock that will occur by operation of law pursuant to the Merger will be considered as circular and transitory steps and will be disregarded. It is also the intention of the parties to this Subscription Agreement that, for federal income tax consequences, the formation of and merger of the Purchaser are to be disregarded as transitory as the Purchaser is an entity formed solely to effectuate the Offer and the Merger and will be created and extinguished in an integrated transaction.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the Trust, the Purchaser, and each Stockholder, have caused this Subscription Agreement to be duly executed as of the day and year first above written.

DOVER ACQUISITION CORP.
By:
Name: Frederick Weissberg Title: President
THE LAWRENCE WEISSBERG REVOCABLE LIVING TRUST
By:
Name: Frederick Weissberg Title: Co-Trustee
By:
Name: William Weissberg Title: Co-Trustee
By:
Name: Marvin Weissberg Title: Co-Trustee
THE LAWRENCE WEISSBERG FOUNDATION
By:
Name: Frederick Weissberg Title: Director

THE GLEN BRITTON EVANS JR. & NANCY L. EVANS LIVING TRUST
By:
Name: Glen B. Evans Jr. Title: Co-Trustee
By:
Name: Nancy Evans Title: Co-Trustee
* Lawrence Weissberg
Frederick Weissberg
William Weissberg
Marvin Weissberg
Glen B. Evans, Jr.
Nancy L. Evans
Samantha Lynn Evans
Glen B. Evans III
Joseph L. Evans
Christopher M. Evans
*By:
Frederick M. Weissberg, as Attorney-in-Fact

[SIGNATURE PAGE TO DOVER ACQUISITION CORP. SUBSCRIPTION AGREEMENT]

Schedule I

Dover Class A Stock

Stockholder	Shares
The Lawrence Weissberg Revocable Living Trust	431,021
The Lawrence Weissberg Foundation	4,659
Lawrence Weissberg	786
Frederick Weissberg	5,919
William Weissberg	77
Marvin Weissberg	34,000
Glen Britton Evans Jr. & Nancy L. Evans Living Trust	5,412
Samantha Lynn Evans	427
Glen B. Evans III	327
Joseph L. Evans	327
Christopher M. Evans	312

Dover Class B Stock

Stockholder	Shares
The Lawrence Weissberg Revocable Living Trust	245,114
William Weissberg	19
Glen B. Evans Jr. and Nancy L. Evans	145
Samantha Lynn Evans	327
Glen B. Evans III	327
Joseph L. Evans	327
Christopher M. Evans	466

Schedule II

Purchaser Class A Stock

Stockholder	Shares
The Lawrence Weissberg Revocable Living Trust	431,021
The Lawrence Weissberg Foundation	4,659
Lawrence Weissberg	786
Frederick Weissberg	5,919
William Weissberg	77
Marvin Weissberg	34,000
Glen Britton Evans Jr. & Nancy L. Evans Living Trust	5,412
Samantha Lynn Evans	427
Glen B. Evans III	327
Joseph L. Evans	327
Christopher M. Evans	312

Purchaser Class B Stock

Stockholder	Shares
The Lawrence Weissberg Revocable Living Trust	245,114
William Weissberg	19
Glen B. Evans Jr. and Nancy L. Evans	145
Samantha Lynn Evans	327
Glen B. Evans III	327
Joseph L. Evans	327
Christopher M. Evans	466

Exhibit A

Certificate of Incorporation of Dover Acquisition Corp.

[See attached.]

Exhibit B

Bylaws of Dover Acquisition Corp.

[See attached.]

QuickLinks

FORM OF SUBSCRIPTION AGREEMENT
RECITALS
Schedule I
Schedule II
Exhibit A Certificate of Incorporation of Dover Acquisition Corp. [See attached.]
Exhibit B Bylaws of Dover Acquisition Corp. [See attached.]